UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
______

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 17, 2009

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AMERALIA, INC.
(Exact name of registrant as specified in its charter)

Utah	0-15474	87-0403973
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3200 County Road 31, Rifle, CO 81650
(Address of principal executive offices) (Zip Code)

(720) 876 2373
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events
Item 9.01	Financial Statements and Exhibits

AmerAlia and Sentient USA Resources Fund, L.P. (“Sentient”), are parties to a shareholder agreement governing their conduct as shareholders of Natural Soda Holdings Inc. (“NSHI”).  Pursuant to Section 3.1 of this agreement, AmerAlia has received a notice to participate in additional funding of NSHI in the amount of $3,000,000.  The additional financing will allow NSHI to fund the expansion of Natural Soda’s nahcolite resources, explore further utilization of NSI’s water rights and potential oil shale and to reimburse Sentient for payment of certain expenses and for providing consulting services to NSHI.  AmerAlia’s proportionate contribution to this additional financing is $540,000.  Under the recapitalization agreement completed with Sentient and other parties in October 2008, AmerAlia had reserved $2,880,000 for NSHI capital calls and has already contributed $450,000 in July 2009.

NSHI’s subsidiary, NSI, is currently engaged in an exploration and production cavity installation program which is expected to cost approximately $9 million over time. While NSI is generating sufficient free cash flow to provide for most of this expenditure, NSI needs the additional financing to fund the initial investment.

Consequently, AmerAlia and Sentient have completed the Contribution Agreement attached hereto as Exhibit 10.57 and advanced the required funding to NSHI.

Forward Looking Statements

AmerAlia’s future conduct depends on a number of factors beyond our control, so we cannot assure you we will be able to conduct AmerAlia’s operations as we contemplate in this report.  This report contains various statements using the terms “may”, “expect to”, and other terms denoting future possibilities.  They are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  We cannot guarantee the accuracy of these statements as they are subject to a variety of risks beyond our ability to predict or control.  These risks may cause actual results to differ materially from the projections or estimates contained in this report.  These risks are discussed in our annual reports filed with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

10.57	Contribution Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERALIA, INC.
(Registrant)

Date: February 12, 2010	By: /s/ Robert van Mourik
Name: Robert van Mourik
Title: Chief Financial Officer